Exhibit 99.1

[Press Release]

Comstock Homebuilding Companies, Inc. Prices $76.5 Million Follow-On Equity Offering RESTON, Va., June 17, 2005 /PRNewswire-FirstCall / — Comstock Homebuilding Companies, Inc. (Nasdaq: CHCI) — News; the “Company”), a leading regional homebuilder in the Mid-Atlantic area, today announced that it has priced a follow-on offering of 3,200,000 shares of its Class A common stock to the public including 840,500 secondary shares. Priced at $23.90 per share, the equity offering raised a total of more than $76 million dollars, including $56.4 million of gross proceeds to the Company. Banc of America Securities LLC and BB&T Capital Markets served as joint lead managers of the offering with Robert W. Baird & Company and Ferris, Baker Watts, Inc. having served as co-managers.

The Company, which raised approximately $73 million when it completed its initial public offering in December 2004, indicated in its Registration Statement on Form S-1 with the Securities and Exchange Commission that the proceeds from this offering would be used for general corporate purposes including working capital and investment in new real estate projects. The filing referenced several potential new project acquisitions in the greater Washington, DC area that could generate more than 2,000 new settlements for the company with an estimated aggregate purchase price to the Company of approximately $132 million.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Comstock Homebuilding Companies, Inc. Comstock is a production homebuilder that develops, builds, and markets single-family homes, townhouses, mid-rise condominiums, hi-rise condominiums, and mixed-use developments. The Company currently operates in the Washington, D.C. and Raleigh, North Carolina markets where it targets a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. For more information on Comstock, please visit http://www.comstockhomebuilding.com.

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve uncertainties and risks. These include statements regarding events or developments that the Company expects or anticipates will occur in the future, such as statements about the Company’s strategies to improve operating performance. Please refer to the Company’s prospectus and its other filings with the Securities and Exchange Commission for a complete discussion of these and other important factors that could cause results to differ materially from those projected by these forward-looking statements.

SOURCE Comstock Homebuilding Companies, Inc.